UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 14, 2003

Optelecom, Inc.

(Exact Name of Registrant as
Specified in its Charter)

Delaware	52-1010850
(State of Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

12920 Cloverleaf Center Drive, Germantown, MD 20874
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (301) 444-2200

Item 4.  Changes in Registrant’s Certifying Accountant

(a) Previous Independent Accountants.

On November 14, 2003 Optelecom, Inc. (the “Company”) dismissed Ernst & Young LLP (“E&Y”) as its independent auditors.  E&Y reported on the Company’s financial statements for the year ended December 31, 2002.  Their opinion did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  The decision to change accountants was recommended and approved by the Audit Committee of the Company’s Board of Directors based upon a review of fee proposals for the upcoming fiscal year.

During the Company’s most recent full fiscal year, the period ended December 31, 2002, and any subsequent interim period preceding the dismissal of E&Y, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of such disagreements in connection with their reports; and there were no reportable events, as listed in Item 304 (a)(1)(v) of Regulation S-K.

The Company has provided E&Y with a copy of these disclosures. Attached as Exhibit 16 to this Form 8-K is a copy of E&Y’s letter, dated November 19, 2003, stating its agreement with such statements.

(b) New Independent Accountants.

The Company engaged Grant Thornton LLP (“GT”) to act as its independent auditors, effective November 14, 2003.  During the Company’s two most recent fiscal years and any subsequent interim period prior to engaging GT, the Company has not consulted GT regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and GT did not provide either a written report or oral advice to the Company that GT concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event, each as defined in Item 304 of Regulation S-K.  GT has not provided due diligence services in connection with proposed and/or consummated investment transactions by the Company and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

OPTELECOM, INC.

Date: November 20, 2003	By	/s/ EDMUND LUDWIG
Edmund Ludwig
Director, President and CEO

Date: November 20, 2003	By	/s/ JAMES ARMSTRONG
James Armstrong
Director and Chief Financial Officer